Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 16, 2026 by and between TON Strategy Company (the “Company”), and Kevin Wilson (“Employee”) (collectively with the Company, the “Parties”; each of the Parties referred to individually as a “Party”).

WHEREAS, the Company desires to employ Employee effective as of May 4, 2026, (the “Effective Date”) in accordance with the terms and conditions set forth below; and

WHEREAS, Employee desires to be employed by the Company in accordance with the terms and conditions set forth below.

NOW, THEREFORE, immediately following the Closing, Employee will become an employee of the Company.

1. EMPLOYMENT.

a. Title. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, as Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”).

b. Employment Period. Employee’s employment with the Company shall commence on the Effective Date. This Agreement shall be effective as of the Effective Date and shall continue until terminated in accordance with the terms of this Agreement.

c. At Will Relationship. Employee’s employment with the Company shall commence as of the Effective Date. Employee’s employment shall be considered “at will” in nature and, accordingly, either the Company or Employee may terminate this Agreement and Employee’s employment at any time and for any reason, with or without Cause or prior notice. Nothing in this Agreement, including but not limited to Section 3 hereof, shall be construed as, or shall interfere with, abridge, limit, modify, or amend the “at will” nature of Employee’s employment with Company. Except as set forth in Section 3 of this Agreement, upon Employee’s separation from employment with the Company (for any reason), all compensation and benefits payable or provided to Employee shall, except as required by applicable law, terminate as of the effective date of Employee’s termination (the “Termination Date”). Notwithstanding the foregoing, Employee shall be entitled to the severance benefits set forth in Section 3 in the event of termination by the Company without Cause or resignation for Good Reason.

e. Duties and Responsibilities. During Employee’s employment with the Company, Employee shall at all times: (i) comply with the terms and conditions set forth in this Agreement; (ii) perform and carry out such responsibilities, duties, and authorities as the Company may direct, designate, request of, or assign to Employee from time to time, which shall include, but not necessarily be limited to, such duties, responsibilities and authorities that are typically performed by and assigned to employees in similar positions within similar companies; (iii) perform the duties and carry out the responsibilities assigned to him by the Company to the best of his ability, in a trustworthy, business-like, and efficient manner for the purpose of advancing the business and interests of the Company; (iv) devote sufficient time, attention, effort, and skill to his position with and the business of the Company; (v) comply with and abide by the Company’s policies, practices, and procedures (as may be amended or otherwise modified from time to time by the Company); and (vi) comply with all laws, rules, regulations, and licensing requirements of, or that may be applicable to, his employment with the Company.

In the event that any term(s) of this Agreement conflicts with a term(s) of any employee handbook, policy, practice, or procedure adopted or maintained, at any time, by the Company, the term(s) of this Agreement shall control and supersede such conflicting term(s).

f. No Conflicts. Employee represents and warrants that he is not bound by or subject to any written or oral agreement, pact, covenant, or understanding with any previous or concurrent employer, or any other party, that would limit, abridge, restrict, or interfere with, in any way, his ability to perform his duties and obligations hereunder. Employee further represents and warrants that the performance of his duties and obligations hereunder shall not violate any written or oral agreement, pact, covenant, or understanding by and between him and any previous or concurrent employer, or any other party. Employee further represents and warrants that he will not use any trade secret, or confidential or proprietary information, of any of his previous or concurrent employers, or that was obtained, learned, or procured during any period of employment prior to or concurrent with his employment with the Company, in connection with his employment with the Company or in the performance of his duties and obligations hereunder.

2. COMPENSATION AND BENEFITS.

Subject to the terms and conditions of Sections 1 and 3 of this Agreement and Employee’s continued employment with the Company, and in consideration for the services to be provided hereunder by Employee, the Company hereby agrees to pay or otherwise provide Employee with the following compensation and benefits during his employment with the Company:

a. Annual Salary. The Company shall pay Employee a base salary equal to $950,000 per year (as it may be adjusted from time to time, the “Annual Salary”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state, and/or local law. The Annual Salary shall be payable in accordance with the Company’s standard payroll practices and procedures, as in effect from time to time. Employee acknowledges and understands that his position of employment with the Company is considered “exempt,” as that term is defined under the Fair Labor Standards Act and applicable state or local law. As an exempt employee, Employee is not eligible to receive overtime pay.

Notwithstanding the foregoing, the Annual Salary may be reviewed by the Company from time to time and may be subject to upward adjustment, in the Company’s sole discretion, based upon a review and consideration of various factors, including but not limited to Employee’s performance and/or the Company’s overall financial performance.

b. Initial Equity Award. At a time determined by the Board, such time not to exceed 90 days from the Effective Date, Employee shall receive a grant of time-based restricted stock units under one of the Company’s Stock and Incentive Compensation Plan (the “Plan”) in an amount equal to two percent (2%) of the shares of common stock of the Company on a fully diluted basis as of the Effective Date, which shall be approved by the Board (or its compensation committee) within ninety (90) days of the Effective Date, with the actual number of shares of common stock of the Company underlying the Initial Equity Award to be calculated in good faith by the Board. One fourth (25%) of the Initial Equity Award shall vest on the one-year anniversary of the Effective Date and one thirty-sixth of the remaining Initial Equity Award shall vest on each monthly anniversary thereafter, subject to Employee continuing to be employed by the Company through each such date. The Equity Awards shall be subject to other customary terms to be set forth in the corresponding award agreement and the Plan.

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c. Annual Performance Award.

Employee shall be eligible for a performance-based cash bonus (the “Annual Bonus”), in an amount determined by the Board based on achievement of performance criteria established by the Company, which shall include Company performance, Employee’s individual performance, and such other criteria as determined by the Board in its discretion. The target level of such Annual Bonus is one hundred percent (100%) of Annual Salary.

The Annual Bonus shall be payable in the form of a lump sum cash payment no later than March 15th of the calendar year immediately following the calendar year to which such Annual Bonus relates.

Notwithstanding the foregoing, Employee shall be entitled to receive any earned Annual Bonus for a completed performance year if Employee remains employed through the end of such performance year, regardless of whether Employee remains employed on the payment date.

In the event Employee’s employment is terminated by the Company without Cause or Employee resigns for Good Reason:

(i) following the end of a completed performance year but prior to the payment date, Employee shall remain entitled to receive the full Annual Bonus for such completed performance year; and

(ii) during a performance year, Employee shall be entitled to receive a prorated Annual Bonus for such year, based on actual performance through the Termination Date, as determined in good faith by the Board.

The Annual Bonus for the 2026 calendar year shall be guaranteed at target level and prorated based on the number of days Employee is employed during 2026, and the Annual Bonus for the 2027 calendar year shall be guaranteed at no less than one-sixth (1/6th) of target level. Such guaranteed bonuses shall not be subject to a requirement that Employee remain employed through the applicable payment date in the event of termination by the Company without Cause or resignation for Good Reason.

d. Signing Bonus. In addition to the Annual Bonus Award under paragraph c above, Employee shall be eligible for a one-time cash bonus in the amount of $250,000 (the “Signing Bonus”) which will be paid within 30 days of the Effective Date. The Signing Bonus shall be subject to deductions and withholding as required by law. If prior to the 12-month anniversary of the Start Date, your employment is terminated for any reason other than (i) by the Company without Cause, (ii) resignation for Good Reason, (iii) death, or (iv) disability then you agree to repay to the Company the net amount of the Signing Bonus that you received, after deduction of state and federal withholding tax, social security, FICA, and all other employment taxes and authorized payroll deductions, within 30 days of your Date of Termination.

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e. Board Seat. The Company will nominate and recommend Employee for election to the Board of Directors and use commercially reasonable efforts to ensure Employee’s election and continued service while employed. Employee will be entitled to be elected to a seat on the Board of Directors for so long as he remains employed by the Company.

f. Benefit Plans. Employee shall be entitled to participate in any and all medical insurance, group health, disability insurance, life insurance, incentive, savings, retirement, and other benefit plans, if any, which are made generally available to similarly-situated employees of the Company (and subject to eligibility requirements, enrollment criteria, and other terms and conditions of such plans), and which the Company (or any affiliate maintaining any such arrangement), in its sole discretion, may at any time amend, modify, or terminate, subject to the terms and conditions of such plans and applicable federal, state, or local law.

g. Vacation and Sick Leave. Employee shall be entitled to vacation and sick leave in accordance with the Company’s respective vacation and sick leave policies, as in effect from time to time.

h. Expenses. Employee shall be entitled to reimbursement for all reasonable expenses that he incurs in connection with the performance of his duties and obligations hereunder. Upon presentment by Employee of appropriate and sufficient documentation, as determined in the Company’s sole discretion, the Company shall reimburse Employee for all such expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

3. EFFECT OF TERMINATION. Employee’s employment may be terminated by the Company for Cause (as defined below) or without Cause or by resignation for any reason. In the event of any such termination, Employee shall only be entitled to the following:

a. Termination of Employment for Any Reason, Resignation by the Employee other than for Good Reason, or Termination by the Company for Cause. If Employee’s employment is terminated for any reason, is terminated by the Company for Cause or Employee resigns from his employment for any reason other than Good Reason (defined below), then in full satisfaction of the Company’s obligations under this Agreement, Employee shall be entitled to receive (i) any vacation accrued but unused as of the Termination Date, subject to the Company’s policies regarding vacation pay, and (ii) any Annual Salary earned but unpaid as of the Termination Date (the “Accrued Obligations”).

b. Termination by the Company without Cause or Resignation by Employee for Good Reason within 18 months following the Effective Date. If Employee’s employment is terminated by the Company without Cause or the Employee resigns for Good Reason within eighteen (18) months following the Effective Date, subject to the Employee timely executing and not revoking a general release of all claims against the Company, its subsidiaries, and any of their respective affiliates in a form to be provided to Employee from the Company (a “Release”) and the expiration of any applicable revocation period with respect to the Release within forty-five (45) days after the Employee’s Termination Date (the last day of the maximum period of time that the Release can be executed and no longer revocable, the “Release Consideration Expiration Date”, and the actual date in which the Release is fully effective and no longer revocable, the “Release Effective Date”), then in full satisfaction of the Company’s obligations under this Agreement, Employee shall be entitled to receive: (i) an amount equal to twelve (12) months of then-current Annual Salary plus an amount equal to the annual target bonus, as of the Termination Date, which shall be paid, in equal monthly installments in accordance with the Company’s general payroll practices, with the first installment to be paid on the first payroll date following the effective date of the Release (the “Severance Payment Commencement Date”), with any such payments that would have otherwise been made to Employee following their Termination Date but prior to the Release Effective Date to be paid on the Severance Payment Commencement Date; (ii) an amount equal to a prorated portion of Employee’s Annual Bonus up to and including the Termination Date, prorated on a daily basis, for the calendar year in which the Termination Date occurs; (iii) continued time-vesting of any unvested portion of the Initial Equity Award for twelve (12) months following the Employee’s Termination Date; (iv) failure of the Company to nominate Employee to the Board of Directors or to support Employee’s continued service as a director while employed and v) full acceleration of vesting of all unvested equity awards upon a Change in Control, or alternatively, double-trigger acceleration upon termination without Cause or for Good Reason within twelve (12) months following a Change in Control.

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For purposes herein, “Cause” shall mean the occurrence of any one or more of the following events, as determined in as determined in good faith by a majority of the Board of Directors (excluding Employee if applicable):

a. Willful Misconduct or Gross Negligence: Employee’s willful misconduct, gross negligence, or material failure to perform the duties and responsibilities of their position (other than as a result of physical or mental incapacity), after written notice from the Company and a 30-day opportunity to cure, if curable.

b. Violation of Policies: Employee’s material violation of any written policy, code of conduct, or procedure of the Company, its subsidiaries, or any of their respective affiliates, including but not limited to those relating to harassment, discrimination, workplace safety, or substance abuse.

c. Dishonesty or Fraud: Employee’s commission of, or participation in, any act of fraud, dishonesty, embezzlement, misappropriation, or other act of material misconduct with respect to the Company, its subsidiaries, or any of their respective affiliates.

d. Criminal Conduct: Employee’s indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, or theft.

e. Breach of Agreement or Fiduciary Duty: Employee’s material breach of this Agreement or any other written agreement with the Company, its subsidiaries, or any of their respective affiliates, or Employee’s breach of any fiduciary duty owed to the Company, its subsidiaries, or any of their respective affiliates.

f. Unauthorized Disclosure: Employee’s unauthorized use or disclosure of any confidential or proprietary information of the Company, its subsidiaries, or any of their respective affiliates.

For any event constituting Cause (other than fraud, criminal conduct, or willful misconduct), Employee shall be provided written notice and not less than thirty (30) days to cure such event.

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For purposes herein, “Good Reason” means there has been, without the consent of Employee, the occurrence of any of the following grounds that has not been cured by the Company within thirty (30) days after written notice to the Company of such purported grounds (which notice must be provided within thirty (30) days following the actual knowledge by Employee of such purported grounds): (i) a material diminution in Employee’s Annual Salary; provided, however that a material reduction in the Employee’s Annual Salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect the Employee to a greater extent than other similarly situated employees shall not constitute Good Reason; (ii) a material diminution of Employee’s authority, duties, or responsibilities (other than during a suspension or investigation of grounds that may constitute Cause); (iii) a material breach of this Agreement by the Company; (iv) a change in reporting structure such that Employee no longer reports directly to the Board of Directors; (v) a requirement that the Employee act in violation of relevant laws or regulations; or (vi) Employee being required to relocate the Employee’s primary work location to a facility or location that would increase the Employee’s one way commute distance by more than twenty-five miles from the Employee’s primary work location as of immediately prior to such change.

If the Company timely cures the condition giving rise to Good Reason for Employee’s resignation, the notice of termination shall become null and void.

4. RESTRICTIVE COVENANTS. The Parties agree that the Company, its subsidiaries and their respective affiliates are engaged in a highly competitive industry and would suffer irreparable harm and incur substantial damage if Employee were to enter into competition with the Company and its subsidiaries and affiliates. Therefore, in order for the Company to protect its legitimate business interests, Employee covenants and agrees as follows:

a. Employee shall not, at any time during his employment with the Company and for a period of twelve (12) months thereafter within the United States in which the Company and its subsidiaries and affiliates conduct material business operations (the “Restricted Territory), either directly or indirectly: (i) accept employment with or render services to (whether as an agent, servant, owner, partner, consultant, employee, independent contractor, representative, director, officer, or stockholder) any person or entity that is a business competitor of the Company and its subsidiaries and affiliates or entity that competes with the Company and its subsidiaries and affiliates in the field of digital asset treasury public companies, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company and its subsidiaries and affiliates, in a position, capacity, or function that is similar, in title or substance, whether in whole or in part, to any position, capacity, or function that Employee held with or in which Employee served the Company; or (ii) invest in any person or entity that is a business competitor of the Company and its subsidiaries and affiliates, or has at any time during Employee’s employment with the Company engaged or attempted to engage in business competition with the Company and its subsidiaries and affiliates, except that Employee may own up to one percent (1%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended. Nothing herein shall prohibit Employee from (i) passive ownership of up to 5% of any publicly traded company, (ii) serving in a non-operating advisory capacity, or (iii) engaging in activities outside the core business of digital asset treasury companies;

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b. Employee shall not, at any time during his employment with the Company and for a period of twelve (12) months thereafter (the “Restricted Period”) in the Restricted Territory, for any reason, on his own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage to alter or terminate his, her, or its business relationship with the Company and its subsidiaries and affiliates, any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during Employee’s employment with the Company, had a business relationship with the Company and its subsidiaries and affiliates, or any person or entity whose business the Company and its subsidiaries and affiliates was soliciting or attempting to solicit at the time of Employee’s termination, (a) for whom Employee performed services or with whom Employee had contact during his employment with the Company, or whose business Employee was soliciting or attempting to solicit at the time of Employee’s termination, and (b) with whom Employee did not have a business relationship prior to his employment with the Company; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and its subsidiaries and affiliates and any such client, customer, supplier, vendor, licensee, licensor, person, or entity; and

c. Employee shall not, at any time during the Restricted Period in the Restricted Territory, either directly or indirectly, on his own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicit, invite, induce, cause, or encourage any director, officer, employee, agent, representative, consultant, or contractor of the Company and its subsidiaries and affiliates to alter or terminate his, her, or its employment, relationship, or affiliation with the Company and its subsidiaries and affiliates; (ii) interfere or attempt to interfere with any aspect of the relationship between the Company and its subsidiaries and affiliates and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engage, hire, or employ, or cause to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor.

d. Employee covenants and agrees that Employee shall not make any statement, written or verbal, in any forum or media, or take any other action or engage in any conduct that disparages the Company and its subsidiaries and affiliates, their services, products, officers, directors, managers, employees, shareholders, members, investments or agents. The Company and its subsidiaries and affiliates covenant and agree that the Company and its subsidiaries and affiliates shall not make any statement, written or verbal, in any forum or media, or take any other action or engage in any conduct that disparages Employee. Nothing in this Section 4(d) shall prohibit any Person from (A) testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony to which such Person is legally required to respond; (B) making any truthful statement to the extent necessary to rebut any untrue public statements made by another Person; (C) making any statement or engaging in any conduct that would constitute a permitted disclosure; (D) making any truthful statement as part of or in any arbitration or court proceeding that involves such Person; or (E) making any truthful statement or expression of opinion in connection with requests from third parties for employment references or in connection with discussions involving matters of workplace concern, such as performance review, bonus determination, or investigation.

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Employee represents, warrants, agrees, and understands that: (i) the covenants and agreements set forth in this Section 4 of the Agreement are reasonable in their geographic scope, temporal duration, and the type and scope of activities they restrict; (ii) the Company’s agreement to employ Employee, and a portion of the compensation to be paid to Employee hereunder, are in consideration for such covenants and Employee’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants;; (iv) the enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business; (v) the covenants and agreements set forth in this Section 4 of the Agreement are essential for the Company’s and its subsidiaries and affiliates reasonable protection, are designed to protect the Company’s and its subsidiaries and affiliates legitimate business interests, and are necessary and implemented for legitimate business reasons; and (vi) in entering into this Agreement, the Company has relied upon Employee’s representation that he will comply in full with the covenants and agreements set forth in this Section 4 of the Agreement.

5. CONFIDENTIALITY.

a. Confidential Information. Employee acknowledges that during his employment with the Company, and by the nature of Employee’s duties and obligations hereunder, Employee will come into close contact with confidential information of the Company and its subsidiaries, affiliates, and/or other related entities, as applicable, including but not limited to: trade secrets, know-how, Intellectual Property (as that term is defined below), business plans, client/customer lists, pricing, sales and marketing information, products, research, algorithms, market intelligence, services, technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, designs, works of art, the identity of and any information concerning affiliates or customers, or potential customers, information received from others that the Company and its subsidiaries and affiliates are obligated to treat as confidential or proprietary, and any other technical, operating, non-public financial, and other business information that has commercial value, whether relating to the Company or Public Company, their business, potential business, or operations, or the business of any of the Company’s and its affiliates, subsidiaries, related entities, clients, customers, suppliers, vendors, licensees, or licensors, that Employee may develop or of which Employee may acquire knowledge during his employment with the Company, or from his colleagues while working for the Company, whether prior to, during, or subsequent to his execution of this Agreement, and all other business affairs, methods, and information not readily available to the public (collectively, “Confidential Information”). Confidential Information does not include: (i) Employee’s general skills and experience; (ii) information that was lawfully in Employee’s possession prior to his employment with the Company (other than through breach by a third party of any confidentiality obligation to the and its subsidiaries and affiliates); (iii) information that is or becomes publicly available without any direct or indirect act or omission on Employee’s part; (iv) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that, except as set forth in and subject to Section 5(b) of this Agreement, Employee shall first have given reasonable notice to the Company prior to making such disclosure; or (v) information that is generally known within the industries or trades in which the Company and its subsidiaries and affiliates transact business.

The term “Intellectual Property” means all discoveries, procedures, designs, creations, developments, improvements, methods, techniques, practices, methodologies, data models, databases, scripts, know-how, processes, algorithms, application program interfaces, software programs, software source documents and training manuals, codes, formulae, works of authorship, mask-works, reports, memoranda, ideas, inventions, customer lists, business and/or financial information, and contributions of any kind, whether or not they are patentable, registrable, or protectable under federal or state patent, copyright, or trade secret laws, or similar statutes, or protectable under common-law principles, and regardless of their form or state of development, that are made, conceived, generated, or reduced to practice by Employee, in whole or in part, either alone or jointly with others, or while Employee was serving as an officer, director, employee, or consultant of, or in any other capacity with, the Company. Notwithstanding anything else in this Agreement, and as it used in this Section 5, the term “Intellectual Property” excludes any software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secrets used by the Company and its subsidiaries and affiliates, and which was developed entirely on Employee’s own time, unless said Intellectual Property: (i) relates to the Company’s and its subsidiaries and affiliates business or potential business; or (ii) results from tasks assigned to Employee by the Company or from work performed by Employee for the Company.

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Employee acknowledges and agrees that each and every part of the Company’s and its subsidiaries and affiliates Confidential Information: (a) has been developed by the Company and its subsidiaries and affiliates at significant effort and expense; (b) is sufficiently secret to derive economic value from not being generally known to other parties; (c) is proprietary to and a trade secret of the Company and its subsidiaries and affiliates and, as such, is a valuable, special, and unique asset of the Company and its subsidiaries and affiliates; and (d) constitutes a protectable business interest of the Company and its subsidiaries and affiliates. Employee further acknowledges and agrees that any unauthorized use or disclosure of any Confidential Information by Employee will cause irreparable harm and loss to the Company and its subsidiaries and affiliates. Employee acknowledges and agrees that the Company and its subsidiaries and affiliates own the Confidential Information. Employee agrees not to dispute, contest, or deny any such ownership rights either during or after Employee’s employment with the Company.

In recognition of the foregoing, and except as set forth in and subject to Section 5(b) of this Agreement, Employee covenants and agrees as follows:

i. Employee will use Confidential Information only in the performance of is duties and obligations hereunder for the Company. Employee will not use Confidential Information, directly or indirectly, at any time during or after his employment with the Company for his personal benefit, for the benefit of any other person or entity or in any manner adverse to the interests of the Company and its subsidiaries and affiliates. Further, Employee will keep secret all Confidential Information and will not make use of, divulge, or otherwise disclose Confidential Information, directly or indirectly, to anyone outside of the Company, except with the Company’s prior written consent;

ii. Employee will take all necessary and reasonable steps to protect Confidential Information from being disclosed to anyone within the Company who does not have a need to know the information and to anyone outside of the Company, except with the Company’s prior written consent;

iii. Employee shall not at any time remove, copy, download, or transmit any information from the Company and its subsidiaries and affiliates during the term of this Agreement, except for the benefit of the Company and in accordance with this Agreement and the Company’s policies; and

iv. Promptly upon Employee’s termination, and in any event no later than three (3) business days after Employee’s employment with the Company ceases, Employee shall return to the Company and its subsidiaries and affiliates any and all Confidential Information in his possession, custody, or control, including but not limited to all memoranda, notes, records, plans, reports, forecast, marketing information, financial records and information, employee or contractor records and files, client lists, training materials, trade secrets, and all other documents (and all copies thereof), whether in electronic or hard copy form, which Employee obtained while employed by the Company or otherwise serving or acting on behalf of the Company, or which Employee may then possess or have under Employee’s control.

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b. Duration of Covenant. Employee acknowledges and agrees that his obligations under this Section 5 of the Agreement shall remain in effect forever. The obligations under this Section 5 of the Agreement do not apply to general business knowledge.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Employee’s (or his attorney’s) right, without prior authorization from or notification to the Company: (i) to engage in any activity or conduct or any provision of the National Labor Relations Act (and, in fact, this Section 5 of the Agreement shall not apply to, among other things, any discussion of company wages, hours, and working conditions as protected by the National Labor Relations Act and/or any other applicable federal, state, or local law); (ii) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; (iii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iv) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

In addition, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

To the extent that this Agreement conflicts with the federal Speak Out Act (Public Law No: 117-224) or law, said act or law shall control and supersede the conflicting portion of this Agreement.

c. Retention of All Other Rights. Employee’s obligations under this Section 5 of the Agreement are in addition to, and not in place or lieu of, any other statutory or common law obligations that Employee may have with regard to the maintenance, preservation, protection, use, and/or disclosure of Confidential Information, and the Company specifically reserves all rights it may have against Employee should Employee violate any such statutory or common law obligations.

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6. INJUNCTIVE RELIEF. Employee agrees that it would be difficult to measure any damages caused to the Company and its subsidiaries and affiliates which might result from any breach by Employee of the covenants and agreements set forth in Sections 4 and 5 of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, and notwithstanding any other provision of this Agreement, Employee agrees that if Employee breaches, or the Company and its subsidiaries and affiliates reasonably believe that Employee is likely to breach, Sections 4 or 5 of this Agreement, the Company and its subsidiaries and affiliates shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and its subsidiaries and affiliates. Any award or relief to the Company and its subsidiaries and affiliates may, in the discretion of the court, include the Company’s and its subsidiaries and affiliates costs and expenses of enforcement (including reasonable attorneys’ fees, court costs, and expenses). Nothing contained in this Section 6 of the Agreement or in any other provision of the Agreement shall restrict or limit in any manner the Company’s and its subsidiaries and affiliates right to seek and obtain any form of relief, legal or equitable, and shall not waive the Company’s and its subsidiaries and affiliates right to any other relief related to any dispute arising out of this Agreement or related to Employee’s employment with the Company.

7. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) when delivered personally or by hand (with written confirmation of receipt); (ii) if sent by a nationally-recognized overnight courier, on the date received by the addressee (with written confirmation of receipt); or (iii) on the date sent by electronic mail or facsimile (with confirmation of transmission), to the recipient(s) specified below (or to such other recipient and/or address as either Party may, from time to time, designate in writing in accordance with the terms and conditions of this Agreement).

8. LEGAL REPRESENTATION. Employee acknowledges that he was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement – and the Company hereby advises Employee to do so – and that Employee has fully exercised that opportunity to the extent he desired. Employee acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Employee warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

9. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. In entering into and performing under this Agreement, neither the Company nor Employee has relied upon any promises, representations, or statements except as expressly set forth herein. No modification, alteration, amendment, revision of, or supplement to this Agreement shall be valid or effective unless the same is memorialized in a writing signed by both by Employee and a duly-authorized representative or agent of the Company. Neither e-mail correspondence, text messages, nor any other electronic communications constitutes a writing for purposes of this Section 10 of the Agreement.

10. GOVERNING LAW. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice or conflict of laws) of the State of Nevada. Each of the Parties hereto submits to the jurisdiction of the federal and state courts of Nevada in any action or proceeding arising out of or relating to this Agreement.

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11. ASSIGNMENT. This Agreement shall not be assignable by Employee, but shall be binding upon Employee and upon his heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Agreement shall inure to the benefit of the Company and its successors and assigns.

12. SEVERABILITY. If one or more of the provisions of this Agreement is deemed void by law, then the remaining provisions shall continue with full force and effect and, if legally permitted, such offending provision or provisions shall be replaced with an enforceable provision or enforceable provisions that as nearly as possible effects the Parties’ intent. Without limiting the generality of the foregoing, the Parties hereby expressly state their intent that, to the extent any provision of this Agreement is deemed unenforceable due to the scope, whether geographic, temporal, or otherwise, being deemed excessive, unreasonable, and/or overbroad, the court, person, or entity rendering such opinion regarding the scope shall modify such provision(s), or shall direct or permit the Parties to modify such provision(s), to the minimum extent necessary to cause such provision(s) to be enforceable.

13. SURVIVAL. Upon the termination or expiration of this Agreement, the entire Agreement shall survive such termination or expiration, and shall continue, with full force and effect, in accordance with their respective terms and conditions.

14. WAIVER. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any rights, and the obligations of the Party with respect to such future performance shall continue with full force and effect. No waiver of any such right will have effect unless given in a writing signed by the Party against whom the waiver is to be enforced.

15. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“SECTION 409A”).

a. It is the intention of the Parties that all payments and benefits under this Agreement (and any amendment hereto) shall be made and provided in a manner that is either exempt from or compliant with Section 409A of the Internal Revenue Code and the rules, regulations and notices thereunder (“Code Section 409A”). Any ambiguity in this Agreement (or any amendment hereto) shall be interpreted to comply with the above. Employee acknowledges that the Company has made no representations and makes no guarantee as to the treatment of the compensation and benefits provided hereunder and Employee has been advised to obtain his own tax advice, and further, Employees agrees that the Company and the Company’s officers, employees, agents, equity holders, successors, affiliates and representatives shall have no liability for any of the payments or benefits under this Agreement or any other arrangement failing to be exempt from or to comply with Code Section 409A. Each amount or benefit payable pursuant to this Agreement (and any amendment hereto) shall be a separate payment for purposes of Code Section 409A. For all purposes of this Agreement, any iteration of the word “termination” (e.g., “terminated”) with respect to Employee’s employment shall mean a separation from service within the meaning of Code Section 409A. Without limiting the generality of the foregoing, for purposes of this Agreement, Employee shall be considered to have a termination of employment only if such termination is a “separation from service” within the meaning of Code Section 409A. If a Release Consideration Expiration Date could occur in a subsequent tax year, none of the payments set forth in Section 3(b) herein shall commence earlier than the second taxable year.

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b. To the extent that the reimbursement of any benefits or the provision of any in-kind kind benefits pursuant to this Agreement is subject to Code Section 409A: (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; (b) all such expenses eligible for reimbursement hereunder shall be paid to the Employee no later than December 31st of the calendar year following the calendar year in which such expenses were incurred; and (c) Employee’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefits.

c. Notwithstanding anything in this Agreement to the contrary, in the event the stock of the Company (or its successor) is publicly traded on an established securities market or otherwise and the Employee is a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Code Section 409A) at the time of Employee’s termination of employment, any payments under this Agreement that are deemed to be deferred compensation subject to Code Section 409A and payable in connection with a separation from service shall not be paid or begin payment until the earlier of (a) Employee’s death or (b) the first day following the six (6) month anniversary of the Termination Date. If the payment of any amounts under this Agreement are delayed as a result of the previous sentence, on the first day following the end of the six (6) month period, the Company shall pay Employee a lump sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during such six (6) month period, without interest thereon. To the extent permitted under Code Section 409A, any separate payment or benefits under this Agreement or otherwise shall not be “deferred compensation” subject to Code Section 409A and the six-month delay provided in this subsection, to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4) and (b)(9) and any other applicable exception or provision under Code Section 409A.

16. TAXES. The Parties acknowledge and agree that the Company may withhold from any amounts payable under this Agreement such federal, state, local, and foreign taxes and withholdings as may be required to be withheld pursuant to any applicable law, rule, or regulation.

17. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience, and shall not affect, or be used in connection with, the interpretation of this Agreement. Any reference to any gender in this Agreement shall include, where appropriate, any other gender.

18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

19. INDEMNIFICATION. Company agrees that if Employee is made a party or threatened to be made a party to any action, suit or proceeding relating to Employee’s employment with Company (each such action, suit or proceeding, a “Proceeding”) Employee shall be indemnified and held harmless by Company for all such claims, to the fullest extent permitted by applicable law. Said indemnification includes any and all attorneys’ fees, expenses and costs associated with the defense, counterclaim and/or settlement concerning such Proceeding, including any damages and/or attorneys’ fees award, if any, that may be awarded pursuant to a final and binding judgment, arbitration award or settlement (collectively, “Losses”)

Company shall make reasonably prompt direct payment to applicable third parties in connection with indemnifiable Losses (i.e., Employee will not be required to make payment out of pocket and seek reimbursement). Employee shall have the right to select qualified counsel of his choice, subject to Company’s mutual approval (which will not be unreasonably withheld).

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written; provided, however, that the signatures will be held in escrow until the Board (or its compensation committee) approves the Agreement immediately following the completion of the Closing.

EMPLOYEE:		TON STRATEGY COMPANY

By:	/s/ Kevin Wilson	By:	/s/ Sarah Olsen
	Kevin Wilson		Sarah Olsen. CFO/COO

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